Exhibit 99.1

DCP MIDSTREAM, LP REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2017 RESULTS AND ANNOUNCES 2018 GUIDANCE
DENVER, February 13, 2018 (GLOBE NEWSWIRE) - DCP Midstream, LP (NYSE: DCP), or DCP, today reported its financial results for the fourth quarter and year ended December 31, 2017 and announced its 2018 guidance.
HIGHLIGHTS

•
Reported net income attributable to partners of $60 million for the fourth quarter of 2017, or $0.10 per basic and diluted limited partner unit, and $229 million for the year ended December 31, 2017, or $0.43 per basic and diluted limited partner unit.

•
Generated distributable cash flow of $176 million and $643 million for the fourth quarter and year ended December 31, 2017, respectively, resulting in a distribution coverage ratio of 1.04 times for the full year.

•	Reported adjusted EBITDA of $280 million for the fourth quarter of 2017 and $1,017 million for the year ended December 31, 2017.

•	Strengthened balance sheet and reduced bank facility leverage ratio to 3.7x as of December 31, 2017.

•
Achieved record Sand Hills NGL throughput of 226 thousand barrels per day (MBpd), net to DCP’s two-thirds interest, during the three months ended December 31, 2017, up over 40 percent from the same period in 2016.

•	Achieved record wellhead volumes in the DJ Basin of 877 million cubic feet per day (MMcf/d) during the three months ended December 31, 2017, up close to 10 percent from the same period in 2016.

FOURTH QUARTER 2017 SUMMARY FINANCIAL RESULTS

	Three Months Ended			Year Ended
	December 31,			December 31,
	2017		2016 (2)	2017		2016 (2)
	(Unaudited)
	(Millions, except per unit amounts)

Net income (loss) attributable to partners	$60		$(44)	$229		$88
Net income per limited partner unit - basic and diluted	$0.10		$0.38	$0.43		$1.64
Adjusted EBITDA(1)	$280		$252	$1,017		$1,029
Distributable cash flow(1)	$176	$	**	$643	$	**

(1)
This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measure under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

(2)
Includes the DCP Midstream Business, which DCP acquired in January 2017 (the "Transaction"), retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

** Distributable cash flow for prior periods has not been calculated under the pooling method.

CEO'S PERSPECTIVE
“I’m pleased that we delivered strong 2017 results, including achieving the best safety performance in DCP’s history, driving continued cost efficiencies and excellent reliability, growing our distribution coverage, and reducing our bank leverage by almost a full turn to 3.7 times,” said Wouter van Kempen, chairman, CEO and president. “The team continues to make great progress in executing our growth program via extending our integrated value chain with the expansion of Sand Hills and advancement of the Gulf Coast Express residue gas pipeline in the Permian. We have also accelerated construction of our Mewbourn 3 plant in the DJ Basin to meet producer demand for increased capacity."

2018 OUTLOOK
($ in Millions)	Forecast Ranges
Net income attributable to partners	$310-$390
Forecasted adjusted EBITDA(1)	$1,045-$1,135
Forecasted distributable cash flow(1)	$600-$670
Maintenance capital expenditures	$100-$120
Growth capital expenditures	$650-$750

(1)
This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measure under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

DCP estimates the following 2018 annualized commodity sensitivities, including the effects of hedging:

Commodity	Price range	Per unit change	After hedge impact ($ in Millions)
NGLs ($/gal)	$0.60-$0.70	$0.01	$4
Natural Gas ($/MMBtu)	$2.90-$3.20	$0.10	$8
Crude Oil ($/Bbl)	$50-$58	$1.00	$2

DCP's 2018 guidance expectations include the following assumptions:

•	Higher volumes on Sand Hills associated with expansions placed into service

•	Higher gathering and processing volumes and margins across key regions

•	Lower costs than 2017, offsetting inflation and growth

•	~$20 million of incremental adjusted EBITDA driven by DCP 2.0 digital transformation, supporting stronger asset performance, better reliability and lower costs

•	No planned common equity issuances

•	No change in ethane rejection from 2017

•	Lower distributions and equity earnings from Discovery
DCP's full year 2018 earnings and distributions from our Discovery joint venture are forecasted to be lower than 2017 by approximately $60 million to $70 million. Approximately $30 million to $40 million of this decrease is associated with significant volume declines from two offshore wells and additional $30 million is associated with a contractual dispute with certain producers regarding demand charges, which is being challenged by Discovery.

GROWTH UPDATE
Permian Growth Projects
Sand Hills

•
The Sand Hills natural gas liquids (NGL) pipeline 85 MBpd capacity expansion to 365 MBpd to meet growth in the Permian Basin was completed in the first quarter of 2018, for an estimated cost of $50 million, net to DCP's two-thirds interest.

•
The 2018 Sand Hills expansion to 450 MBpd is progressing via partial looping of the pipeline and the addition of new pump stations. This expansion is expected to be in service in the second half of 2018, for an estimated cost of $300 million, net to DCP's two-thirds interest.

Gulf Coast Express

•
DCP executed definitive joint venture agreements on its 25% interest in the joint development of the Gulf Coast Express pipeline project, or the "GCX project". The approximately $1.75 billion GCX project is designed to transport 1.98 Bcf/d of natural gas. The gas takeaway pipeline is expected to be in service in 2019, pending regulatory approvals.

DJ Basin Growth Projects

•
DCP has accelerated construction of its 200 MMcf/d Mewbourn 3 plant and additional compression and gathering infrastructure with a revised in service in the third quarter of 2018 for an estimated cost of $395 million.

•
The 200 MMcf/d O'Connor 2 plant in the DJ Basin and associated gathering infrastructure is progressing and is expected to be in service in mid 2019 for an estimated cost of $350 million to $400 million.

DISTRIBUTIONS AND IDR GIVEBACK
On January 23, 2018, DCP announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
Phillips 66 and Enbridge, Inc. (Owners) have agreed, if required, to provide a reduction to incentive distributions payable to DCP's general partner under the partnership agreement (the "IDR giveback") of up to $100 million annually through 2019 to target an approximate 1.0 times annual distribution coverage ratio, which provides downside protection for limited partners.
DCP generated distributable cash flow of $176 million in the fourth quarter of 2017 and $643 million for the year ended December 31, 2017. In accordance with the amended partnership agreement, distributions declared were $194 million in the fourth quarter of 2017, which includes the distribution of $40 million of IDR givebacks previously withheld, and $618 million for the year ended December 31, 2017. The distribution coverage ratio was 1.04 times for the year ended December 31, 2017 and for the fourth quarter 2017, the distribution coverage ratio was 0.91 times, including the distribution of $40 million IDR givebacks previously withheld, and 1.14 times, excluding the $40 million.
Under the terms of DCP's amended partnership agreement, the amount of incentive distributions paid to the general partner will be evaluated by the general partner on both a quarterly and annual basis and may be reduced each quarter by an amount determined by the general partner. If no determination is made by the general partner, the quarterly IDR giveback will be $20 million. The IDR giveback of up to $100 million annually will be subject to a true-up at the end of the year by taking the total distributable cash flow (as adjusted under the amended partnership agreement), less the total annual distribution payable to unitholders, adjusted to target an approximate 1.0 times distribution coverage ratio.
FOURTH QUARTER 2017 OPERATING RESULTS BY BUSINESS SEGMENT
Gathering and Processing
Gathering and Processing Segment net income attributable to partners for the three months ended December 31, 2017 and 2016 was $132 million and $107 million, respectively.
Adjusted segment EBITDA increased to $252 million for the three months ended December 31, 2017, from $242 million for the three months ended December 31, 2016, reflecting lower costs from operational efficiencies associated with investment in DCP's 2.0 digital transformation and other cost savings initiatives, higher volumes in the Midcontinent and the Eagle Ford in DCP's South region, higher commodity prices, net of hedges, and stronger performance in the North region from DCP's DJ Basin system which benefited from higher margins and NGL recoveries. These increases were partially offset by lower volumes in certain areas of the South, including significantly lower production volumes from two offshore wells from DCP's Discovery equity method investment which drove lower distributions, and lower volumes in the Permian region.
Logistics and Marketing
Logistics and Marketing Segment net income attributable to partners for the three months ended December 31, 2017 and 2016 was $88 million and $85 million, respectively.
Adjusted segment EBITDA increased to $114 million for the three months ended December 31, 2017, from $112 million for the three months ended December 31, 2016, reflecting higher equity earnings and distributions from Sand Hills primarily due to continued volume ramp associated with NGL production growth from the Permian basin and ongoing capacity expansions of Sand Hills. These increases were partially offset by lower realized gas and NGL marketing cash settlements received in 2017 compared to 2016 related to DCP's commodity derivative program, and lower margins in our wholesale propane business.
Other
Corporate general and administrative expense for the three months ended December 31, 2017 was substantially lower compared to the same period in 2016 primarily as a result of nonrecurring costs incurred during the fourth quarter of 2016 driven by the closing of the Transaction.
CAPITALIZATION, LIQUIDITY AND FINANCING
Debt
At December 31, 2017, DCP had $4,725 million of total principal long-term debt outstanding. The total debt outstanding includes $550 million of junior subordinated notes which are excluded from debt under DCP's credit facility leverage ratio calculation.

Credit Agreement
DCP has a $1.4 billion senior unsecured revolving credit agreement that matures on December 6, 2022, or the Credit Agreement. The Credit Agreement is used for working capital requirements and other general partnership purposes including growth and acquisitions. As of December 31, 2017, total available capacity under the Credit Agreement was $1,375 million net of $25 million of letters of credit. The financial covenants set forth in the Credit Agreement limit DCP's ability to incur incremental debt by $1,375 million as of December 31, 2017. DCP's leverage ratio pursuant to its Credit Agreement for the quarter ended December 31, 2017, was approximately 3.7 times. The effective interest rate on DCP's overall debt position, as of December 31, 2017, was 5.8% percent. As of December 31, 2017, DCP had cash of $156 million.
Issuance of Preferred Equity
In November 2017, DCP issued 500,000 of 7.375% Series A Preferred Units representing limited partner interests at a price of $1,000 per unit. DCP used the net proceeds of $487 million from this issuance to partially repay the $500 million 2.50% Senior Notes which were due on December 1, 2017.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three months ended December 31, 2017, DCP had expansion capital expenditures and equity investments totaling $166 million and maintenance capital expenditures totaling $26 million. During the year ended December 31, 2017, DCP had expansion capital expenditures and equity investments totaling $427 million, and maintenance capital expenditures totaling $90 million.
COMMODITY DERIVATIVE ACTIVITY
For the three months and year ended December 31, 2017, commodity derivative activity and total revenues included non-cash unrealized losses of $29 million and $28 million, respectively, and non-cash unrealized losses of $59 million and $139 million for the three months and year ended December 31, 2016, respectively. Net hedge cash settlements for the three months and year ended December 31, 2017 were payments of $21 million and $12 million, respectively. Net hedge cash settlements for the three months and year ended December 31, 2016 were receipts of $26 million and $116 million, respectively.
The objective of DCP's commodity risk management program is to protect downside risk in its distributable cash flow. DCP also manages commodity price risk related to its natural gas storage and pipeline assets through its commodity derivative program. The commercial activities related to DCP's natural gas storage and pipeline assets primarily consist of locking in spreads associated with the purchase and sale of gas. DCP utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing DCP's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as DCP's physical commodity sales are realized or when DCP rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of DCP's commodity derivative instruments do not affect its distributable cash flow.

EARNINGS CALL
The fourth quarter 2017 DCP earnings presentation is currently available through the Investors section of DCP's website at www.dcpmidstream.com. DCP will host a conference call webcast tomorrow, February 14, at 11:00 a.m. ET, to discuss its fourth quarter 2017 results. The live audio webcast of the conference call can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 99325280. A replay of the audio webcast will also be available by accessing the Investors section on the DCP website at www.dcpmidstream.com.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. DCP's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by DCP may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
DCP defines adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of DCP's ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.
The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of DCP's assets without regard to financing methods, capital structure or historical cost basis;

•	DCP's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of DCP's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of DCP's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.

DCP defines adjusted segment EBITDA for each segment as segment net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations for that segment.
DCP defines distributable cash flow as adjusted EBITDA less maintenance capital expenditures, net of reimbursable projects, interest expense, cumulative cash distributions earned by the Series A Preferred Units and certain other items.
Maintenance capital expenditures are cash expenditures made to maintain DCP's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Income attributable to preferred units represent cash distributions earned by the Series A Preferred Units. Cash distributions to be paid to the holders of the Series A Preferred units, assuming a distribution is declared by DCP's board of directors, are not available to common unit holders. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. DCP compares the distributable cash flow it generates to the cash distributions it expects to pay to its partners. Using this metric, DCP computes its distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess DCP's ability to make cash distributions to its unitholders and its general partner.
ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. DCP owns and operates more than 60 plants and approximately 63,000 miles of natural gas and natural gas liquids pipelines, with operations in 17 states across major producing regions and leads the midstream segment as one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Enbridge Inc. and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on DCP's results of operations and financial condition are described in detail in the "Risk Factors" section of DCP's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Information contained in this press release is unaudited, and is subject to change.

Investors or Analysts:
Irene Lofland, 303-605-1822

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016 (1)	2017	2016 (1)
	(Millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$2,209	$1,838	$7,850	$6,269
Transportation, processing and other	178	178	652	647
Trading and marketing losses, net	(50)	(33)	(40)	(23)
Total operating revenues	2,337	1,983	8,462	6,893
Purchases and related costs	(1,946)	(1,595)	(6,885)	(5,461)
Operating and maintenance expense	(148)	(164)	(661)	(670)
Depreciation and amortization expense	(97)	(94)	(379)	(378)
General and administrative expense	(88)	(105)	(290)	(292)
Asset impairments	—	—	(48)	—
Gain on sale of assets, net	—	—	34	35
Restructuring costs	—	(3)	—	(13)
Other income (expense)	4	(3)	(11)	65
Total operating costs and expenses	(2,275)	(1,964)	(8,240)	(6,714)
Operating income	62	19	222	179
Interest expense, net	(70)	(86)	(289)	(321)
Earnings from unconsolidated affiliates	69	68	303	282
Income tax benefit (expense)	3	(40)	(2)	(46)
Net income attributable to noncontrolling interests	(4)	(5)	(5)	(6)
Net income (loss) attributable to partners	60	(44)	229	88
Net loss attributable to predecessor operations	—	119	—	224
General partner's interest in net income	(42)	(31)	(164)	(124)
Series A Preferred partner's interest in net income	(4)	—	(4)	—
Net income allocable to limited partners	$14	$44	$61	$188

Net income per limited partner unit — basic and diluted	$0.10	$0.38	$0.43	$1.64

Weighted-average limited partner units outstanding — basic and diluted	143.3	114.7	143.3	114.7

	December 31,	December 31,
	2017	2016 (1)
	(Millions)

Cash and cash equivalents	$156	$1
Other current assets	1,166	993
Property, plant and equipment, net	8,983	9,069
Other long-term assets	3,573	3,548
Total assets	$13,878	$13,611

Current liabilities	$1,488	$1,123
Current portion of long-term debt	—	500
Long-term debt	4,707	4,907
Other long-term liabilities	245	228
Partners' equity	7,408	6,821
Noncontrolling interests	30	32
Total liabilities and equity	$13,878	$13,611

(1)
Includes the DCP Midstream Business, which DCP acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016 (1)	2017	2016 (1)
	(Millions)
Reconciliation of Non-GAAP Financial Measures:
Net income (loss) attributable to partners	$60	$(44)	$229	$88
Interest expense	70	86	289	321
Depreciation, amortization and income tax expense, net of noncontrolling interests	93	134	380	425
Distributions from unconsolidated affiliates, net of earnings	28	14	64	74
Asset impairments	—	—	48	—
Other non-cash charges	—	3	13	17
Gain on sale of assets, net	—	—	(34)	(35)
Non-cash commodity derivative mark-to-market	29	59	28	139
Adjusted EBITDA	280	$252	1,017	$1,029
Interest expense	(70)		(289)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(26)		(90)
Preferred unit distributions ***	(4)		(4)
Other, net	(4)		9
Distributable cash flow	$176	**	$643	**

Net cash provided by operating activities	$212	$124	$896	$645
Interest expense	70	86	289	321
Net changes in operating assets and liabilities	(20)	(18)	(173)	(66)
Non-cash commodity derivative mark-to-market	29	59	28	139
Other, net	(11)	1	(23)	(10)
Adjusted EBITDA	280	$252	1,017	$1,029
Interest expense	(70)		(289)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(26)		(90)
Preferred unit distributions ***	(4)		(4)
Other, net	(4)		9
Distributable cash flow	$176	**	$643	**

(1)
Includes the DCP Midstream Business, which DCP acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

** Distributable cash flow for prior periods has not been calculated under the pooling method.
*** Represents cumulative cash distributions earned by the Series A Preferred Units, assuming distributions are declared by DCP's board of directors.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016 (1)	2017	2016 (1)
	(Millions, except as indicated)		(Millions, except as indicated)
Gathering and Processing Segment:
Financial results:
Segment net income attributable to partners	$132	$107	$454	$417
Non-cash commodity derivative mark-to-market	20	46	24	119
Depreciation and amortization expense, net of noncontrolling interest	86	86	342	343
Asset impairments	—	—	48	—
Gain on sale of assets, net	—	—	(34)	(19)
Distributions from unconsolidated affiliates, net of earnings	14	3	24	21
Other charges	—	—	4	14
Adjusted segment EBITDA	$252	$242	$862	$895

Operating and financial data:
Natural gas wellhead (MMcf/d)	4,603	4,807	4,531	5,124
NGL gross production (MBpd)	406	372	375	393
Operating and maintenance expense	$133	$153	$602	$611

Logistics and Marketing Segment:
Financial results:
Segment net income attributable to partners	$88	$85	$366	$358
Non-cash commodity derivative mark-to-market	9	13	4	20
Depreciation and amortization expense	3	3	14	15
Distributions from unconsolidated affiliates, net of earnings	14	11	40	53
Gain on sale of assets, net	—	—	—	(16)
Other charges	—	—	9	—
Adjusted segment EBITDA	$114	$112	$433	$430

Operating and financial data:
NGL pipelines throughput (MBpd)	503	411	460	420
NGL fractionator throughput (MBbls/d)	47	52	48	50
Operating and maintenance expense	$10	$10	$41	$43

(1)
Includes the DCP Midstream Business, which DCP acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017		2017
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$176		$643
Distributions declared **	$194		$618
Distribution coverage ratio - declared	0.91	x	1.04	x

Distributable cash flow	$176		$643
Distributions declared without IDR giveback	$154		$618
Distribution coverage ratio - declared without IDR giveback	1.14	x	1.04	x

Distributable cash flow	$176		$643
Distributions paid ***	$155		$545
Distribution coverage ratio - paid	1.14	x	1.18	x

	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	Quarter Ended September 30, 2017	Quarter Ended December 31, 2017	Year ended December 31, 2017
	(Millions, except as indicated)

Distributable cash flow	$161	$119	$187	$176	$643
Distributions declared **	$135	$134	$155	$194	$618
Distribution coverage ratio - declared	1.19x	0.89x	1.21x	0.91x	1.04x

Distributable cash flow	$161	$119	$187	$176	$643
Distributions declared without IDR giveback	$155	$154	$155	$154	$618
Distribution coverage ratio - declared without IDR giveback	1.04x	0.77x	1.21x	1.14x	1.04x

Distributable cash flow	$161	$119	$187	$176	$643
Distributions paid ***	$121	$135	$134	$155	$545
Distribution coverage ratio - paid	1.33x	0.88x	1.40x	1.14x	1.18x

** Distributions declared for the three months ended December 31, 2017 reflect $40 million of IDR givebacks previously withheld, to be paid February 14, 2018. There were no IDR givebacks reflected in distributions declared for the year ended December 31, 2017.

*** Distributions paid reflect no IDR givebacks for the three months ended December 31, 2017, and $40 million of IDR givebacks for the year ended December 31, 2017.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended
	December 31, 2018
	Low	High
	Forecast	Forecast
	(Millions)
Reconciliation of Non-GAAP Measures:
Forecasted net income attributable to partners	$310	$390
Distributions from unconsolidated affiliates, net of earnings	60	70
Interest expense, net of interest income	300	300
Income taxes	5	5
Depreciation and amortization, net of noncontrolling interests	390	390
Non-cash commodity derivative mark-to-market	(20)	(20)
Forecasted adjusted EBITDA	1,045	1,135
Interest expense, net of interest income	(300)	(300)
Maintenance capital expenditures, net of reimbursable projects	(100)	(120)
Preferred unit distributions ***	(37)	(37)
Other, net	(8)	(8)
Forecasted distributable cash flow	$600	$670
*** Represents cumulative cash distributions earned by the Series A Preferred Units, assuming distributions are declared by DCP's board of directors.